Exhibit 15.7

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 www.dlapiper.com Darryl Steinhause darryl.steinhause@dlapiper.com T 858.638.6702 F 858.638.5002

June 8, 2017

VIA EDGAR AND OVERNIGHT MAIL

Sandra B. Hunter

Staff Attorney

U.S. Securities and Exchange Commission

Division of Corporation Finance – Office of Real Estate and Commodities

100 F Street, N.E.

Washington, D.C. 20549-3010

Re:	Cottonwood Multifamily REIT II, Inc.
Amendment No. 3 to Offering Statement on Form 1-A
Filed May 11, 2017
File No. 024-10615

Dear Ms. Hunter:

This letter is submitted on behalf of Cottonwood Multifamily REIT II, Inc. (the “Company”) in response to comments from the staff of the Division of Corporation Finance (the “Staff”) of the Securities and Exchange Commission (the “Commission”) in a telephone conversation on or about June 6, 2017 (the “Telephone Conversation”) with respect to the Company’s draft Offering Statement on Form 1-A (File No. 024-10615) submitted for review to the Commission on May 11, 2017 (the “Offering Statement”). The responses provided are based on information provided to DLA Piper, LLP (US) from the Company. The Company is concurrently submitting for review Amendment No. 4 to the draft Offering Statement (“Amendment No. 4”), which includes changes in response to the Staff’s comments and other applicable changes. We have enclosed with this letter a copy of Amendment No. 4, which was submitted today by the Company via EDGAR, reflecting changes to the Offering Statement. A marked copy of Amendment No. 4 has been mailed to the Staff.

Prior Performance

During the Telephone Conversation the Commission inquired as to why the Greenbrier transaction was not included in the prior performance.

The Greenbrier transaction was originally a tenant in common syndication sponsored by Cottonwood Capital, LLC (“Cottonwood Capital”). Cottonwood Capital was the predecessor entity to Cottonwood Residential, Inc. (“Cottonwood”). Several years ago, the Greenbrier tenant in common group voted to remove Cottonwood’s affiliate as the property manager of the property. At that point, the property ceased to be a program for prior performance purposes. However, Cottonwood still retained a small tenant in common ownership in the Greenbrier property (approximately 1%). Recently, the tenant in common owners elected to sell the property. As a result, Cottonwood shows the Greenbrier property as a sale, but because there was no program involved at the time of sale, the Company does not believe it should be part of the prior performance of Cottonwood.

If you have any questions or would like additional information regarding the offering please contact me at (858) 638-6702 or Amy Giannamore at (858) 677-1497.

Sincerely,

DLA Piper LLP (US)

/s/ Darryl Steinhause

Partner

DS